Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS

OF ARKANSAS BEST CORPORATION

February 17, 2011

Federal securities laws require us to send you a notice to advise you that the Arkansas Best 401(k) and DC Retirement Plan (the “Plan”) has undergone a “blackout period” within the meaning of Section 101(i)(7) of ERISA (a “Blackout Period”) in connection with a change in the Plan’s record-keeper. The Blackout Period began at 4:00 p.m. Eastern Time on December 28, 2010 and ended at 1:00 p.m. Eastern Time on January 14, 2011. During the Blackout Period, participants and beneficiaries in the Plan were temporarily unable to direct or diversify investments, request new loans, or request distributions under the Plan.

Under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Regulation BTR under the Securities Exchange Act of 1934, as amended, during the Blackout Period, all directors and executive officers of Arkansas Best Corporation (“Arkansas Best”) were prohibited, with limited exceptions, from purchasing, selling or otherwise acquiring or transferring any Arkansas Best common stock (including exercising stock options) or any derivatives of Arkansas Best common stock, regardless of whether the director or officer participates in the Plan. As a director or executive officer of Arkansas Best, these prohibitions applied to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose stock ownership may be attributed to you. The trading prohibition did not apply, however, to certain transactions, such as qualified Rule 10b5-1 trading plan transactions, bona fide gifts or transactions involving equity securities that were not acquired in connection with your services as a director or executive officer.

Any profit realized by a director or executive officer from any non-exempt transaction involving Arkansas Best common stock during the Blackout Period is recoverable by Arkansas Best.

In the case of any questions about the Blackout Period, you may contact Erin Gattis, Chief of Staff, 3801 Old Greenwood Road, Fort Smith AR 72903, or by telephone at (479) 785-8944.